Cooper Standard Reports First Quarter Results

NORTHVILLE, Mich., May 5, 2022 -- Cooper-Standard Holdings Inc. (NYSE: CPS) today reported results for the first quarter 2022.

First Quarter 2022 Summary
•Sales totaled $613.0 million, reflecting continued weak light vehicle production volume
•Net loss amounted to $61.4 million or $(3.58) per diluted share
•Adjusted EBITDA totaled $0.1 million
•Quarter-end cash balance of $253 million; continuing strong total liquidity of $396 million
“We continued to make progress in our commercial negotiations to recover incremental material costs and we expanded index-based agreements to include customers representing over 60 percent of our revenue base,” said Jeffrey Edwards, chairman and CEO, Cooper Standard. “The resulting price increases helped to partially offset the impact of higher input costs and lower production volumes in the first quarter. Moving forward, we expect further recoveries of both commodity and non-commodity inflation. Combining these with our continued cost optimization and efficiency initiatives will drive improving results as production volumes ramp up throughout the year and into 2023.”

Consolidated Results

	Three Months Ended March 31,
	2022	2021
	(dollar amounts in millions except per share amounts)
Sales	$613.0	$669.0
Net loss	$(61.4)	$(33.9)
Adjusted net loss	$(51.4)	$(14.5)
Loss per diluted share	$(3.58)	$(2.00)
Adjusted loss per diluted share	$(3.00)	$(0.85)
Adjusted EBITDA	$0.1	$38.5
The year-over-year change in first quarter sales was primarily attributable to unfavorable volume and mix resulting from reduced customer production schedules and unfavorable foreign exchange, partially offset by net realized price increases.

Net loss for the first quarter 2022 was $(61.4) million, including restructuring charges of $7.8 million and other special items. Net loss for the first quarter 2021 was $(33.9) million, including restructuring charges of $21.0 million and other special items. Adjusted net loss, which excludes restructuring, other special items and their related tax impact, was $(51.4) million in the first quarter 2022 compared to $(14.5) million in the first quarter of 2021. The year-over-year change was primarily due to higher commodity and material costs, unfavorable volume and mix resulting from reduced customer production schedules, and cost increases from general inflation.

Adjusted net loss, adjusted EBITDA and adjusted loss per diluted share are non-GAAP measures. Reconciliations to the most directly comparable financial measures, calculated and presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), are provided in the attached supplemental schedules.

Cost Recovery Initiatives

The Company is continuing aggressive efforts to recover incremental costs associated with increasing raw material prices, higher wages and other general inflation. Through a combination of expanded index-based agreements, price increases and deferred price concessions, the Company now has customer commitments to increase the expected percentage of recovery on the incremental material-related costs incurred in 2021 or expected to be incurred in 2022. The expanded index-based agreements have been established with customers representing over 60 percent of the Company's revenue base and they cover both oil-based materials and metals. These index-based agreements will reduce the impacts of commodity price volatility on the Company's future financial results.

The Company expects to continue its efforts to further expand index-based agreements with customers and will pursue recovery of incremental costs not covered by index-based agreements through ongoing periodic commercial negotiations. The Company further expects the rate of cost recoveries realized will accelerate in future periods as new agreements take full effect.

Segment Results of Operations

Sales

	Three Months Ended March 31,			Variance Due To:
	2022	2021	Change	Volume / Mix*	Foreign Exchange	Deconsolidation
	(dollar amounts in thousands)
Sales to external customers
North America	$321,894	$339,036	$(17,142)	$(16,824)	$(318)	$—
Europe	131,414	165,776	(34,362)	(24,620)	(9,742)	—
Asia Pacific	103,753	114,225	(10,472)	(1,794)	(208)	(8,470)
South America	21,519	15,486	6,033	4,909	1,124	—
Total Automotive	578,580	634,523	(55,943)	(38,329)	(9,144)	(8,470)
Corporate, eliminations and other	34,404	34,444	(40)	875	(915)	—
Consolidated sales	$612,984	$668,967	$(55,983)	$(37,454)	$(10,059)	$(8,470)
* Net of customer price adjustments
•Volume and mix, net of customer price adjustments, was driven by vehicle production volume decreases due to semiconductor-related customer schedule reductions.
•The impact of foreign currency exchange primarily related to the Euro and Brazilian Real.

Adjusted EBITDA

	Three Months Ended March 31,			Variance Due To:
	2022	2021	Change	Volume/ Mix*	Foreign Exchange	Cost (Increases)/ Decreases
	(dollar amounts in thousands)
Segment adjusted EBITDA
North America	$17,496	$41,233	$(23,737)	$(7,010)	$221	$(16,948)
Europe	(14,657)	(1,489)	(13,168)	(3,068)	244	(10,344)
Asia Pacific	(742)	3,552	(4,294)	157	99	(4,550)
South America	(409)	(2,608)	2,199	1,562	3,418	(2,781)
Total Automotive	1,688	40,688	(39,000)	(8,359)	3,982	(34,623)
Corporate, eliminations and other	(1,543)	(2,148)	605	4,237	471	(4,103)
Consolidated adjusted EBITDA	$145	$38,540	$(38,395)	$(4,122)	$4,453	$(38,726)
* Net of customer price adjustments

•Volume and mix, net of customer price adjustments, was driven by vehicle production volume decreases due to semi-conductor-related customer schedule reductions.
•The impact of foreign currency exchange was driven by the Brazilian Real.
•The Cost (Increases) / Decreases category above includes:
◦Commodity cost and inflationary economics;
◦Manufacturing lean efficiencies and purchasing savings through lean initiatives;
◦Reduction in compensation-related expenses due to salaried headcount initiatives and restructuring savings.

Cash and Liquidity

As of March 31, 2022, Cooper Standard had cash and cash equivalents totaling $252.9 million including $50.0 million in proceeds related to an asset sale-leaseback transaction. Total liquidity, including availability under the Company's amended senior asset-based revolving credit facility, was $395.6 million at the end of the first quarter.

Additionally, subsequent to the end of the first quarter, the Company received $29 million in cash payments from the United States Internal Revenue Service for tax refunds related to net operating loss carrybacks made available by the CARES act. An additional $23 million in tax refunds related to net operating loss carrybacks are expected to be received during the second quarter of 2022. The cash received further bolsters the Company's strong liquidity position. Based on our current expectations for light vehicle production and customer demand for our products, we expect our current solid cash balance and access to flexible credit facilities will provide sufficient resources to support ongoing operations and the execution of planned strategic initiatives for the foreseeable future.

Outlook

Light vehicle manufacturers and their suppliers continue to experience significant production delays and disruption due to the ongoing global semiconductor shortage and other supply chain constraints, many of which have been worsened by geopolitical tensions and the evolving military actions in Eastern Europe and pandemic related restrictions in China. Significantly higher commodity and materials costs, rising wages, general inflation and tight labor availability continue to create additional headwinds for the industry. At the same time, consumer demand for new light vehicles remains strong and U.S. dealer inventories remain near historic low levels.

Current customer schedules and industry forecasts have production volumes improving in the second half of 2022. The projected ramp up, however, remains dependent on the capacity and efficiency of the global supply chain and the availability of key components and commodities.
The Company expects to provide a formal update to guidance following the second quarter of the year.

Conference Call Details

Cooper Standard management will host a conference call and webcast on May 6, 2022 at 9:00 a.m. ET to discuss its first quarter 2022 results, provide a general business update and respond to investor questions. A link to the live webcast of the call (listen only) and presentation materials will be available on Cooper Standard’s Investor Relations website at www.ir.cooperstandard.com/events.cfm.

To participate by phone, callers in the United States and Canada should dial toll-free (877) 374-4041. International callers should dial (253) 237-1156. Provide the conference ID 4746756 or ask to be connected to the Cooper Standard conference call. Representatives of the investment community will have the opportunity to ask questions after the presentation. Callers should dial in at least five minutes prior to the start of the call.

Individuals unable to participate during the live call may visit the investors’ portion of the Cooper Standard website (www.ir.cooperstandard.com) for a replay of the webcast.

About Cooper Standard
Cooper Standard, headquartered in Northville, Mich., with locations in 21 countries, is a leading global supplier of sealing and fluid handling systems and components. Utilizing our materials science and manufacturing expertise, we create innovative and sustainable engineered solutions for diverse transportation and industrial markets. Cooper Standard's approximately 22,600 employees are at the heart of our success, continuously improving our business and surrounding communities. Learn more at www.cooperstandard.com or follow us on Twitter @CooperStandard.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby. Our use of words “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “believe,” “outlook,” “guidance,” “forecast,” or future or conditional verbs, such as “will,” “should,” “could,” “would,” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs, and projections are expressed in good faith and we believe there is a reasonable basis for them. However, we cannot assure you that these expectations, beliefs and projections will be achieved. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. Among other items, such factors may include: Impacts, including commodity cost increases and disruptions related to the war in Ukraine and the current COVID-related lockdowns in China; our ability to offset the adverse impact of higher commodity and other costs through negotiations with our customers; the impact, and expected continued impact, of the COVID-19 outbreak on our financial condition and results of operations; significant risks to our liquidity presented by the COVID-19 pandemic risk; prolonged or material contractions in automotive sales and production volumes; our inability to realize sales represented by awarded business; escalating pricing pressures; loss of large customers or significant platforms; our ability to successfully compete in the automotive parts industry; availability and increasing volatility in costs of manufactured components and raw materials; disruption in our supply base; competitive threats and commercial risks associated with our diversification strategy through our Advanced Technology Group; possible variability of our working capital requirements; risks associated with our international operations, including changes in laws, regulations, and policies governing the terms of foreign trade such as increased trade restrictions and tariffs; foreign currency exchange rate fluctuations; our ability to control the operations of our joint ventures for our sole benefit; our substantial amount of indebtedness and variable rates of interest; our ability to obtain adequate financing sources in the future; operating and financial restrictions imposed on us under our debt instruments; the underfunding of our pension plans; significant changes in discount rates and the actual return on pension assets; effectiveness of continuous improvement programs and other cost savings plans; manufacturing facility closings or consolidation; our ability to execute new program launches; our ability to meet customers’ needs for new and improved products; the possibility that our acquisitions and divestitures may not be successful; product liability, warranty and recall claims brought against us; laws and regulations, including environmental, health and safety laws and regulations; legal and regulatory proceedings, claims or investigations against us; work stoppages or other labor disruptions; the ability of our intellectual property to withstand legal challenges; cyber-attacks, data privacy concerns, other disruptions in, or the inability to implement upgrades to, our information technology systems; the possible volatility of our annual effective tax rate; the possibility of a failure to maintain effective controls and procedures; the possibility of future impairment charges to our goodwill and long-lived assets; our ability to identify, attract, develop and retain a skilled, engaged and diverse workforce; our ability to procure insurance at reasonable rates; and our dependence on our subsidiaries for cash to satisfy our obligations; and other risks and uncertainties, including those detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

You should not place undue reliance on these forward-looking statements. Our forward-looking statements speak only as of the date of this press release and we undertake no obligation to publicly update or otherwise revise any forward-looking statement, whether as a result of new information, future events or otherwise, except where we are expressly required to do so by law.

This press release also contains estimates and other information that is based on industry publications, surveys and forecasts. This information involves a number of assumptions and limitations, and we have not independently verified the accuracy or completeness of the information.

CPS_F

Contact for Analysts:	Contact for Media:
Roger Hendriksen	Chris Andrews
Cooper Standard	Cooper Standard
(248) 596-6465	(248) 596-6217
roger.hendriksen@cooperstandard.com	candrews@cooperstandard.com

Financial statements and related notes follow:

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollar amounts in thousands except per share and share amounts)

	Three Months Ended March 31,
	2022	2021
Sales	$612,984	$668,967
Cost of products sold	591,442	600,675
Gross profit	21,542	68,292
Selling, administration & engineering expenses	51,904	58,054
Gain on sale of business, net	—	(891)
Amortization of intangibles	1,746	1,772
Restructuring charges	7,831	21,047
Impairment charges	455	—
Operating loss	(40,394)	(11,690)
Interest expense, net of interest income	(18,177)	(17,784)
Equity in (losses) earnings of affiliates	(1,356)	786
Other expense, net	(1,211)	(5,089)
Loss before income taxes	(61,138)	(33,777)
Income tax expense	652	936
Net loss	(61,790)	(34,713)
Net loss attributable to noncontrolling interests	430	849
Net loss attributable to Cooper-Standard Holdings Inc.	$(61,360)	$(33,864)

Weighted average shares outstanding
Basic	17,136,411	16,951,190
Diluted	17,136,411	16,951,190

Loss per share:
Basic	$(3.58)	$(2.00)
Diluted	$(3.58)	$(2.00)

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands)
	March 31, 2022	December 31, 2021
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$252,911	$248,010
Accounts receivable, net	337,582	317,469
Tooling receivable, net	90,724	88,900
Inventories	196,921	158,075
Prepaid expenses	26,773	26,313
Income tax receivable and refundable credits	80,773	82,813
Other current assets	108,166	73,317
Total current assets	1,093,850	994,897
Property, plant and equipment, net	745,343	784,348
Operating lease right-of-use assets, net	106,561	111,052
Goodwill	142,337	142,282
Intangible assets, net	53,469	60,375
Other assets	141,576	133,539
Total assets	$2,283,136	$2,226,493

Liabilities and Equity
Current liabilities:
Debt payable within one year	$53,605	$56,111
Accounts payable	394,683	348,133
Payroll liabilities	82,989	69,353
Proceeds from deferred sale of fixed assets	49,911	—
Accrued liabilities	122,603	101,466
Current operating lease liabilities	21,470	22,552
Total current liabilities	725,261	597,615
Long-term debt	979,922	980,604
Pension benefits	126,915	129,880
Postretirement benefits other than pensions	43,413	43,498
Long-term operating lease liabilities	89,149	92,760
Other liabilities	47,696	50,776
Total liabilities	2,012,356	1,895,133
Equity:
Common stock	17	17
Additional paid-in capital	504,934	504,497
Retained (loss) earnings	(35,807)	25,553
Accumulated other comprehensive loss	(193,393)	(205,184)
Total Cooper-Standard Holdings Inc. equity	275,751	324,883
Noncontrolling interests	(4,971)	6,477
Total equity	270,780	331,360
Total liabilities and equity	$2,283,136	$2,226,493

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollar amounts in thousands)

	Three Months Ended March 31,
	2022	2021
Operating Activities:
Net loss	$(61,790)	$(34,713)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	30,387	31,756
Amortization of intangibles	1,746	1,772
Gain on sale of business, net	—	(891)
Impairment charges	455	—
Share-based compensation expense	584	2,178
Equity in losses (earnings) of affiliates, net of dividends related to earnings	1,356	(786)
Deferred income taxes	(511)	(1,434)
Other	509	130
Changes in operating assets and liabilities	15,051	(5,096)
Net cash used in operating activities	(12,213)	(7,084)
Investing activities:
Capital expenditures	(32,314)	(38,617)
Proceeds from deferred sale of fixed assets	50,008	—
Proceeds from sale of fixed assets and other	2,377	2,363
Net cash provided by (used in) investing activities	20,071	(36,254)
Financing activities:
Principal payments on long-term debt	(1,429)	(1,797)
(Decrease) increase in short-term debt, net	(1,667)	3,429
Taxes withheld and paid on employees' share-based payment awards	(523)	(729)
Other	646	385
Net cash (used in) provided by financing activities	(2,973)	1,288
Effects of exchange rate changes on cash, cash equivalents and restricted cash	5,123	5,358
Changes in cash, cash equivalents and restricted cash	10,008	(36,692)
Cash, cash equivalents and restricted cash at beginning of period	251,128	443,578
Cash, cash equivalents and restricted cash at end of period	$261,136	$406,886

Reconciliation of cash, cash equivalents and restricted cash to the condensed consolidated balance sheet:
	Balance as of
	March 31, 2022	December 31, 2021
Cash and cash equivalents	$252,911	$248,010
Restricted cash included in other current assets	6,953	961
Restricted cash included in other assets	1,272	2,157
Total cash, cash equivalents and restricted cash	$261,136	$251,128

Non-GAAP Measures

EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted earnings (loss) per share and free cash flow are measures not recognized under U.S. GAAP and which exclude certain non-cash and special items that may obscure trends and operating performance not indicative of the Company’s core financial activities. Net new business is a measure not recognized under U.S. GAAP which is a representation of potential incremental future revenue but which may not fully reflect all external impacts to future revenue. Management considers EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business to be key indicators of the Company’s operating performance and believes that these and similar measures are widely used by investors, securities analysts and other interested parties in evaluating the Company’s performance. In addition, similar measures are utilized in the calculation of the financial covenants and ratios contained in the Company’s financing arrangements and management uses these measures for developing internal budgets and forecasting purposes. EBITDA is defined as net income (loss) adjusted to reflect income tax expense (benefit), interest expense net of interest income, depreciation and amortization, and adjusted EBITDA is defined as EBITDA further adjusted to reflect certain items that management does not consider to be reflective of the Company’s core operating performance. Adjusted net income (loss) is defined as net income (loss) adjusted to reflect certain items that management does not consider to be reflective of the Company’s core operating performance. Adjusted basic and diluted earnings (loss) per share is defined as adjusted net income (loss) divided by the weighted average number of basic and diluted shares, respectively, outstanding during the period. Free cash flow is defined as net cash provided by operating activities minus capital expenditures and is useful to both management and investors in evaluating the Company’s ability to service and repay its debt. Net new business reflects anticipated sales from formally awarded programs, less lost business, discontinued programs and replacement programs and is based on IHS Markit forecast production volumes. The calculation of “net new business” does not reflect customer price reductions on existing programs and may be impacted by various assumptions embedded in the respective calculation, including actual vehicle production levels on new programs, foreign exchange rates and the timing of major program launches.
When analyzing the Company’s operating performance, investors should use EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business as supplements to, and not as alternatives for, net income (loss), operating income, or any other performance measure derived in accordance with U.S. GAAP, and not as an alternative to cash flow from operating activities as a measure of the Company’s liquidity. EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted earnings (loss) per share, net debt, free cash flow and net new business have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s results of operations as reported under U.S. GAAP. Other companies may report EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business differently and therefore the Company’s results may not be comparable to other similarly titled measures of other companies. In addition, in evaluating adjusted EBITDA and adjusted net income (loss), it should be noted that in the future the Company may incur expenses similar to or in excess of the adjustments in the below presentation. This presentation of adjusted EBITDA and adjusted net income (loss) should not be construed as an inference that the Company’s future results will be unaffected by special items. Reconciliations of EBITDA, adjusted EBITDA, adjusted net income (loss) and free cash flow follow.

Reconciliation of Non-GAAP Measures

EBITDA and Adjusted EBITDA
(Unaudited)
(Dollar amounts in thousands)

The following table provides a reconciliation of EBITDA and adjusted EBITDA from net loss:

	Three Months Ended March 31,
	2022	2021
Net loss attributable to Cooper-Standard Holdings Inc.	$(61,360)	$(33,864)
Income tax expense	652	936
Interest expense, net of interest income	18,177	17,784
Depreciation and amortization	32,133	33,528
EBITDA	$(10,398)	$18,384
Restructuring charges	7,831	21,047
Deconsolidation of joint venture (1)	2,257	—
Impairment charges (2)	455	—
Gain on sale of business, net (3)	—	(891)
Adjusted EBITDA	$145	$38,540

Sales	$612,984	$668,967
Net loss margin	(10.0)%	(5.1)%
Adjusted EBITDA margin	—%	5.8%

(1)Loss attributable to deconsolidation of joint venture investment in Asia Pacific, which required adjustment to fair value.
(2)Non-cash impairment charges in 2022 related to idle assets in Europe.
(3)During 2021, we recorded subsequent adjustments to the net gain on sale of business, which related to the 2020 divestiture of our European rubber fluid transfer and specialty sealing businesses.

Adjusted Net Loss and Adjusted Loss Per Share
(Unaudited)
(Dollar amounts in thousands except per share and share amounts)
The following table provides a reconciliation of net loss to adjusted net loss and the respective loss per share amounts:

	Three Months Ended March 31,
	2022	2021
Net loss attributable to Cooper-Standard Holdings Inc.	$(61,360)	$(33,864)
Restructuring charges	7,831	21,047
Deconsolidation of joint venture (1)	2,257	—
Impairment charges (2)	455	—
Gain on sale of business, net (3)	—	(891)
Tax impact of adjusting items (4)	(584)	(775)
Adjusted net loss	$(51,401)	$(14,483)

Weighted average shares outstanding:
Basic	17,136,411	16,951,190
Diluted	17,136,411	16,951,190

Loss per share:
Basic	$(3.58)	$(2.00)
Diluted	$(3.58)	$(2.00)

Adjusted loss per share:
Basic	$(3.00)	$(0.85)
Diluted	$(3.00)	$(0.85)

(1)Loss attributable to deconsolidation of joint venture investment in Asia Pacific, which required adjustment to fair value.
(2)Non-cash impairment charges in 2022 related to idle assets in Europe.
(3)During 2021, we recorded subsequent adjustments to the net gain on sale of business, which related to the 2020 divestiture of our European rubber fluid transfer and specialty sealing businesses.
(4)Represents the elimination of the income tax impact of the above adjustments by calculating the income tax impact of these adjusting items using the appropriate tax rate for the jurisdiction where the charges were incurred.

Free Cash Flow
(Unaudited)
(Dollar amounts in thousands)
The following table defines free cash flow:

	Three Months Ended March 31,
	2022	2021
Net cash used in operating activities	$(12,213)	$(7,084)
Capital expenditures	(32,314)	(38,617)
Free cash flow	$(44,527)	$(45,701)